STRICTLY PRIVATE & CONFIDENTIAL
BY HAND
Mr. T. Wright
CEO Willis International
51 Lime Street
London EC3M 7DQ

19th July 2012

Dear Tim

Further to recent discussions I am delighted to confirm the following amendments to your contract of employment dated 17 December 2007 (and signed by you on 15 January 2008) (the 'Contract'):

1.	With effect from 1 January 2012 you shall be eligible to participate in the Company's Annual Incentive Plan (AlP) with a target of 175% of base salary.

Payment of AlP is non-contractual and any payment made to you will be subject to the usual tax and National Insurance deductions and will only be paid if you are employed and not serving notice (whether given or received) at the time payment is normally made (in March each year).

The Company reserves the right, in recognition of your future loyalty, to pay all or a portion of any AlP payment in the form of cash, restricted cash with clawback provisions, restricted stock, stock options or other long term incentive instrument.

2.	In the event the Company terminates your employment for a reason other than Cause the Company will pay you an amount equal to:

i.
your annual base salary applicable at the time the Company serves you with notice of termination of your employment (credit to be given for any salary paid to you between the date the Company served you with notice of your termination and the date of termination); and

ii.	your on target award under the Company's Annual Incentive Plan applicable at the time the Company serves you with notice of termination of your employment.

For the avoidance of doubt you acknowledge and agree that the above payment includes any amount which may be due to you in damages for any breach by the Company of any notice provision pertaining to your employment.

"Cause" means for the purposes of this letter:

your gross and/or chronic neglect of your duties; or

(i)	your conviction in a Court or Tribunal of competent jurisdiction of an offence involving moral turpitude; or

(ii)	dishonesty, embezzlement, fraud or other material wilful misconduct by you in connection with your employment; or

(iii)	the issue of any final instruction or order for your removal as an associate of the Company and/or Officer of the Company by any Court, Tribunal
or regulatory authority of competent jurisdiction; or

(iv)
your violation of any obligation of confidence and/or fiduciary duty and/or duty of loyalty and/or any other material obligation owed by you to the Company as set out in this Contract of Employment or other agreement with the Company or as implied at common law; or

(v)	any material breach by you of the Company's Code of Ethics; or

(vi)	your failure to maintain any insurance or other license or permission necessary for the proper performance of the duties of your position.

For the avoidance of doubt Cause shall not include an immaterial, isolated instance of ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if you have exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to your position.

All other terms of your Contract remain unchanged.

The above amendments to your Contract are subject to your agreement. If you consent to the above please sign one copy of this letter where indicated below and return it to me, retaining the other copy for your records.

I look forward to hearing from you. Yours sincerely

/S/ IAN CUTLER                /S/ TIM WRIGHT
Ian Cutler                    Tim Wright
HR Director International & UK            CEO Willis International
Human Resources